UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2023

Nkarta, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39370	47-4515206
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6000 Shoreline Court, Suite 102 South San Francisco, CA		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (925) 407-1049

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKTX	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item. 7.01 Regulation FD Disclosure.

On June 27, 2023, Nkarta, Inc. (the “Company”) issued a press release announcing positive updated clinical data from its Phase 1 study of NKX101, which such data is discussed in more detail in Item 8.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Also on June 27, 2023 and as previously disclosed, the Company hosted a conference call to discuss the foregoing updated clinical data. A copy of the slide presentation used during the Company’s conference call is attached hereto as Exhibit 99.2 and incorporated by reference herein.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 and Exhibit 99.2) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be, or be deemed, incorporated by reference in any filings under the Securities Act of 1933, as amended (the “Securities Act”), unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Securities Act or the Exchange Act.

Item. 8.01 Other Events.

On June 27, 2023, the Company announced updated clinical data from its ongoing Phase 1 study of NKX101 to treat patients with relapsed or refractory (“r/r”) acute myeloid leukemia (“AML”), including data from dose escalation and a dose expansion cohort in which patients received lymphodepletion consisting of fludarabine and cyclophosphamide (“Flu/Cy”) prior to NKX101 and from a dose expansion cohort in which patients received modified lymphodepletion consisting of fludarabine and cytarabine (“Flu/Ara-C”) prior to NKX101. The updated clinical data demonstrate that NKX101 was well-tolerated across all dose levels and both lymphodepletion regimens. No dose-limiting toxicities were observed. Myelosuppression and infection, which are common in this patient population following lymphodepletion, were the most common higher-grade adverse events experienced by the thirty patients with r/r AML that received Flu/Cy lymphodepletion, as well as by the six patients that received Flu/Ara-C lymphodepletion. The clinical data also demonstrate that NKX101 had antileukemic activity in patients with r/r AML that received Flu/Ara-C lymphodepletion, the majority of which had high-risk disease. In the dose expansion cohort in which patients received Flu/Ara-C lymphodepletion, a cycle of treatment consisted of Flu/Ara-C lymphodepletion followed by three weekly doses of NKX101 at 1.5 billion cells per dose. Four out of six patients in that dose expansion cohort achieved either a complete response with hematologic recovery (“CR”) or a complete response with residual thrombocytopenia (“CRi”) after receiving at least one cycle of NKX101 (67% CR/CRi rate), and three out of the six patients achieved a complete response with hematologic recovery (50% CR rate). Out of the eighteen patients with r/r AML that received standard lymphodepletion of Flu/Cy and the highest doses of NKX101 (3 weekly doses at 1 billion or 1.5 billion cells per dose) in either a dose escalation or dose expansion cohort, four patients achieved CR/CRi (22% CR/CRi rate) and three achieved a complete response with hematologic recovery (17% CR rate). The expansion cohort incorporating Flu/Ara-C lymphodepletion remains open for enrollment in the NKX101 Phase 1 clinical trial.

Interim data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available. The clinical trial program is ongoing, and the final results may be materially different from those reflected in any interim data the Company reports. Further, others, including regulatory agencies, may not accept or agree with the Company’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of the Company in general. In addition, the information the Company chooses to publicly disclose regarding a particular study or clinical trial is typically a summary of extensive information, and others may not agree with what the Company determines is the material or otherwise appropriate information to include in its disclosure, and any information the Company determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or business.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued on June 27, 2023.
99.2	Clinical Program Update Presentation, dated June 27, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nkarta, Inc.

Date: June 27, 2023	By:	/s/ Alicia Hager
Alicia J. Hager, J.D., Ph.D.
Chief Legal Officer